EXHIBIT 99.1

FBR Reports Third Quarter Financial Results

Company Builds on Its Year-to-Date Profitability

ARLINGTON, Va., Oct. 22, 2013 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported net income of $6.4 million, or $0.48 per diluted share, for the third quarter of 2013 compared to a net loss of $3.4 million, or $0.27 per diluted share, in the third quarter of 2012, and net income of $46.5 million, or $3.52 per diluted share, for the second quarter of 2013. For the first nine months of 2013, the Company reported net after-tax income of $88.2 million compared to a net after-tax loss of $2.4 million for the first nine months of 2012.

Third quarter 2013 pretax operating income was $3.1 million on $34.1 million of revenue. This compares to a $5.6 million pretax operating loss on $23.9 million of revenue in the third quarter of 2012 and $14.6 million of pretax operating income on $67.2 million of revenue in the second quarter of 2013. For the first nine months of 2013, the Company's pretax operating income was $53.7 million on revenue of $219.2 million, compared to a pretax operating loss of $5.3 million on $92.6 million in revenue for the first nine months of 2012.

Compensation and benefits expenses were 53% of net revenue during the third quarter of 2013, maintaining the year to date ratio of 56%. Headcount was 269 at quarter end. Revenue per head on a trailing twelve month basis was $1.1 million. Non-compensation fixed expenses in the third quarter of 2013 totaled $11.0 million compared to $10.9 million in the third quarter of 2012, and $10.2 million in the prior quarter.

Third Quarter Overview

  Investment banking revenue was $19.6 million in the quarter compared to $10.7 million in the third quarter of 2012 and $52.0 million in the second quarter of 2013. This revenue was generated from 14 transactions raising over $4 billion in capital and representing a balance of products and all industry groups.

  In a quarter with the lowest daily cash equity volumes in recent history, institutional brokerage generated net revenue of $13.2 million compared to $11.3 million in the third quarter of 2012 and $13.1 million in the second quarter of 2013. During the quarter, stronger performance across our non-equities trading businesses offset the weak environment for cash equities.

  The Company earned $1.2 million of net investment income, interest and dividends during the quarter.

  The Company continues to use its net operating loss carry-forwards and as a result, has a year-to-date effective tax rate of approximately 4.5%. Additionally, the Company released its valuation allowance with respect to a significant portion of its deferred tax assets in the second quarter resulting in a year-to-date tax benefit of $27.8 million. Looking forward to 2014, the Company expects to return to a more normalized tax rate.

  Net income from discontinued operations was $3.6 million, reflecting additional gains from last year's sale of the asset management business. The final payment from this sale is scheduled to occur in the fourth quarter.

In October, the Company announced the addition of a team of 29 seasoned research, sales and trading professionals from Lazard Capital Markets, LLC. This team will significantly expand FBR's small cap equities platform, specifically in the healthcare, media, and consumer sectors.

Shareholders' equity was $306.5 million as of September 30, 2013, compared to $315.5 million on June 30, 2013. This decrease reflects the repurchase of 777 thousand shares of common stock at an average price of $26.28 per share. Earlier this week, the Board authorized the Company to repurchase up to an additional 2.5 million shares. As of September 30, 2013, the Company's cash balance was $201.7 million and its book value per share was $26.40, up $0.58 in the quarter and 38% since the beginning of the year.

"Because our business model entails a high mix of underwriting revenue, overall revenue will continue to be volatile on a quarterly basis. Our third quarter results reflect the lower end of that volatility, but also reflect the impact of our cost-cutting work as we generated meaningful operating profit at those lower revenues," said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR. "I want to thank our entire team at FBR for their exceptional performance on behalf of clients and shareholders throughout the first nine months of this year."

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EDT, Wednesday, October 23, 2013, may do so via the Web or conference call at:

Webcast link: http://www.media-server.com/m/p/yu8h3gvo

Conference call dial-in number (domestic, toll-free): 877.303.6433

Conference call dial-in number (international): 224.357.2198

Access code: 71548348

Replays of the earnings call will be available via webcast following the call.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; healthcare; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES:
Investment banking:
Capital raising	$ 15,998	$ 8,552	$ 164,849	$ 39,567
Advisory	3,616	2,191	8,092	6,315
Institutional brokerage:
Principal transactions	5,984	4,096	16,643	14,351
Agency commissions	7,210	7,169	23,378	25,286
Net investment income	650	1,231	3,957	4,222
Interest, dividends & other	598	650	2,305	2,825
Total revenues	34,056	23,889	219,224	92,566

EXPENSES:
Compensation and benefits	17,992	14,826	122,325	49,554
Professional services	2,393	2,703	9,228	9,294
Business development	1,995	1,644	6,738	6,648
Clearing and brokerage fees	940	1,746	3,852	6,030
Occupancy and equipment	2,835	4,142	9,185	11,683
Communications	2,567	2,956	8,313	9,564
Other operating expenses	2,184	1,450	5,894	5,076
Total expenses	30,906	29,467	165,535	97,849

Income (loss) from continuing operations before income taxes	3,150	(5,578)	53,689	(5,283)
Income tax provision (benefit)	361	(1,262)	(27,771)	(1,240)

Income (loss) from continuing operations, net of taxes	2,789	(4,316)	81,460	(4,043)
Income from discontinued operations, net of taxes	3,622	959	6,744	1,615

Net income (loss)	$ 6,411	$ (3,357)	$ 88,204	$ (2,428)

Basic earnings per share:
Income (loss) from continuing operations, net of taxes	$ 0.23	$ (0.35)	$ 6.69	$ (0.30)
Income from discontinued operations, net of taxes	0.30	0.08	$ 0.55	$ 0.12
Net income (loss)	$ 0.53	$ (0.27)	$ 7.24	$ (0.18)

Diluted earnings per share:
Income (loss) from continuing operations, net of taxes	$ 0.21	$ (0.35)	$ 6.19	$ (0.30)
Income from discontinued operations, net of taxes	0.27	0.08	0.51	0.12
Net income (loss)	$ 0.48	$ (0.27)	$ 6.70	$ (0.18)

Weighted average shares - basic	12,137	12,545	12,180	13,519
Weighted average shares - diluted	13,335	12,545	13,157	13,519

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	September 30, 2013	December 31, 2012

Cash and cash equivalents	$ 201,722	$ 174,925
Receivables:
Due from brokers, dealers and clearing organizations	19,800	4,670
Customers	11,337	2,579
Other	18,154	10,902
Financial instruments owned, at fair value	140,531	121,404
Other investments, at cost	5,681	8,388
Furniture, equipment and leasehold improvements, net	3,110	3,693
Deferred tax assets, net of valuation allowance	29,975	--
Prepaid expenses and other assets	5,259	6,883
Total assets	$ 435,569	$ 333,444

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities sold but not yet purchased, at fair value	$ 33,020	$ 56,929
Accrued compensation and benefits	63,273	19,075
Accounts payable, accrued expenses and other liabilities	14,447	13,878
Due to brokers, dealers and clearing organizations	18,296	3,698
Total liabilities	129,036	93,580

Shareholders' equity:
Common stock	11	12
Additional paid-in capital	384,413	402,668
Employee stock loan receivable, including accrued interest	--	(307)
Restricted stock units	19,525	25,235
Accumulated other comprehensive income (loss)	1,030	(1,094)
Accumulated deficit	(98,446)	(186,650)
Total shareholders' equity	306,533	239,864
Total liabilities and shareholders' equity	$ 435,569	$ 333,444

Book Value per Share	$26.40	$19.18

Shares Outstanding (in thousands)	11,612	12,505

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-3 13	Q-2 13	Q-1 13	Q-4 12	Q-3 12
Revenues	$ 34,056	$ 67,242	$ 117,926	$ 58,926	$ 23,889

Expenses:
Variable	6,587	29,572	57,966	24,693	5,263
Fixed	24,319	23,038	24,053	25,022	24,204

Income (loss) from continuing operations before income taxes	3,150	14,632	35,907	9,211	(5,578)
Income tax provision (benefit)	361	(29,591)	1,459	162	(1,262)

Income (loss) from continuing operations, net of taxes	2,789	44,223	34,448	9,049	(4,316)
Income from discontinued operations, net of taxes	3,622	2,316	806	23,070	959
Net income (loss)	$ 6,411	$ 46,539	$ 35,254	$ 32,119	$ (3,357)

Fixed expenses from continuing operations	$ 24,319	$ 23,038	$ 24,053	$ 25,022	$ 24,204
Less: Non-cash expenses[1]	2,212	2,189	1,839	2,000	1,948
Corporate transaction costs[2]	--	--	--	867	646
Severance	--	--	--	--	61

Core fixed costs from continuing operations[3]	$ 22,107	$ 20,849	$ 22,214	$ 22,155	$ 21,549

Statistical Data (Continuing Operations)
Revenues per employee (annualized)	$ 506	$ 1,015	$ 1,835	$ 921	$ 387

Employee count	269	265	257	256	247

[1] Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangible assets.

[2] Corporate transaction costs include costs related to reductions in physical space and restructuring costs.

[3] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 and severance costs on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.
CONTACT: Investors:
         Bradley J. Wright
         703.312.9678 or bwright@fbr.com

         Media:
         Shannon Hawkins Small
         703.469.1190 or ssmall@fbr.com